CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT, is made and effective as of the 14th day of February, 1998, between US LEC Corp., a Delaware corporation (the "Corporation"), and Richard T. Aab, a resident of Pittsford, New York ("Contributor").

                                   BACKGROUND

         A. The Corporation currently owes Contributor the principal amount of $5,000,000 pursuant to a promissory note dated January 16, 1998 (the "Debt").

         B. Contributor desires to convert the Debt to equity by contributing the Debt to the Corporation in exchange for Class B Common Stock of the Corporation at a conversion rate of approximately $10.40 per share, or 480,770 shares of the Class B Common Stock of the Corporation.

         C. The Corporation desires to accept the contribution to its capital and to issue 480,770 shares of its Class B Common Stock to Contributor in exchange for such contribution.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         Section 1. Contribution of Debt. Contributor hereby contributes the entire principal amount of the Debt to the Corporation in exchange for the issuance to him of an additional 480,770 shares of the Corporation's Class B Common Stock. Contributor hereby agrees to deliver to the Corporation the original promissory note representing the Debt marked "converted to equity".

         Section 2. Issuance of Stock. In consideration of the contribution to the Corporation of the Debt, the Corporation hereby issues to Contributor 480,770 shares of the Corporation's Class B Common Stock and agrees to deliver to Contributor a certificate representing such 480,770 shares as promptly as practicable. The Corporation warrants and represents that such shares are validly issued, fully paid and nonassessable and are free of all liens, encumbrances and claims.

         Section 3. Effective Date. The contribution of the Debt to equity and the issuance of the 480,770 shares shall be effective as of the date of this Agreement, notwithstanding that the original promissory note and share certificate may not be delivered until a later date.

         Section 4. Severability. Any provision of this Agreement which is invalid, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, prohibition or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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         Section 5. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, but all of such counterparts shall together constitute a single instrument. Any party may execute and deliver this Agreement by telefax or other facsimile transmission.

         Section 6. Additional Actions. Each party hereto agrees to take (or cause others to take) such other action and to execute and deliver (or cause others to execute and deliver) such other agreements, certificates or documents as may be reasonably necessary or desirable to carry out the provisions of this Agreement.

         Section 7. Entire Agreement. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall not be supplemented, amended or modified except by a written instrument executed on behalf of the parties hereto by such parties or their duly authorized representatives and executed of even date herewith or subsequent hereto.

         Section 8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as they are applied to contracts made and to be wholly performed in that state, regardless of choice of law principles to the contrary.

         IN WITNESS WHEREOF, the parties have executed this Contribution Agreement as of the day and year first written above.


                                  US LEC CORP.


                                   By: /s/ David N. Vail
                                      ------------------------------------
                                       Name: David N. Vail
                                             Executive Vice President, Finance
                                             Chief Financial Officer


                                   CONTRIBUTOR

                                      /s/ Richard T. Aab
                                     --------------------------------
                                     Richard T. Aab



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